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PERSONAL AND CONFIDENTIAL
-------------------------

April 21, 1999



Babbage's Etc. LLC
2250 William D. Tate Avenue
Grapevine, TX  76051

Attn:  Mr. R. Richard Fontaine

Ladies and Gentlemen:

In connection with your consideration of a possible transaction with Funco, Inc. (the "Company"), you have requested information concerning the Company. As a condition to your being furnished any such information, you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and whether furnished verbally, in writing or through other media) which is furnished to you by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) is already in your possession as evidenced by reasonable documentation in existence prior to disclosure hereunder, provided that such information is not or should reasonably not be known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents or advisors, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not or should reasonably not be known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party. Anything in this letter to the contrary notwithstanding, the Company may withhold from you any requested Evaluation Material that the Company deems inadvisable to disclose or the delivery of which, in the opinion of the Company's counsel, might be deemed to be in violation of any federal or state law or regulation.

You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you and will not be used for any other purpose whatsoever, and that such information will be kept confidential by you and your advisors; provided, however, that (i) any of such information may be disclosed to your directors, officers, employees, lenders and prospective lenders, advisors and the representatives of your advisors who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such directors, officers, employees, lenders and prospective lenders, advisors and representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially subject to the terms hereof, and that you shall be responsible for any breach by any of the foregoing), and (ii) any disclosure of such information may be made to which the Company consents in writing. You agree to be responsible for any breach of the provisions of this letter by your directors, officers, employees, lenders or prospective lenders, advisors and representatives.


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Funco, Inc.
April 21, 1999
Page 2


Babbages Etc. hereby discloses to the Company, and the Company hereby acknowledges, that Babbage's Etc. competes with the Company by operating stores (the "Competing Stores") having a concept (and merchandise) similar to the stores of the Company. Babbages Etc. hereby discloses to the Company its plan to
(i) continue operating the Competing Stores, (ii) open and operate additional Competing Stores and (iii) update redesign and modify, from time to time, the concept and merchandise of the Competing Stores, irrespective of the parties entering into this letter agreement or the possibility of a transaction.

You hereby acknowledge that you are aware, and that you will advise such directors, officers, employees and representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from or on behalf of an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In addition, without the prior written consent of the Company, you will not, and will direct such directors, officers, employees and representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that neither you nor your directors, officers, employees or representatives will (and you and they will not assist or encourage others to) directly or indirectly, for a period of two (2) years from the date hereof: (a) submit any proposal for, or otherwise offer to enter into, a transaction between the Company and you (and/or any person acting in concert with you in connection with such transaction) involving the acquisition (by merger, tender offer, purchase, statutory share exchange, or otherwise) of ownership (including, but not limited to, beneficial ownership) of any assets (other than acquisition of inventory in the ordinary course of business) or businesses of the Company or any securities issued by the Company, except pursuant to a proposal directed and disclosed solely to the Chief Executive Officer or other officers or directors specifically authorized in writing by the Company or other designated representatives, and only if the Company shall have requested in advance the submission of such proposal; (b) except pursuant to a proposal requested by the Company in advance and made in accordance with clause
(a) above, by purchase or otherwise, acquire, or agree to acquire, ownership (including, but not limited to, beneficial ownership) of any assets (other than acquisition of inventory in the ordinary course of business) or businesses of the Company or of any securities issued by the Company in excess of one percent (1%) of the outstanding voting securities of the Company or any direct or indirect rights (including convertible securities) or options to acquire such ownership (or otherwise act in concert with any person which so acquires, offers to acquire, or agrees to acquire); (c) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or become a "participant" in an "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company or seek to advise or influence any person with respect to the voting of any securities issued by the Company; (d) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or induce or attempt to induce any other person to initiate any stockholder proposal; (e) acquire or affect the control of the Company or directly or indirectly participate in or encourage the formation of any "group" (within the meaning of Section 13(d)(3) of the Exchange


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Funco, Inc.
April 21, 1999
Page 3

Act) which owns or seeks to acquire ownership of voting securities of the Company, or to acquire or affect control of the Company; (f) call or seek to have called any meeting of the stockholders of the Company or execute any written consent in lieu of a meeting of holders of any securities of the Company; (g) seek election or seek to place a representative on the Board of Directors of the Company or seek the removal of any member of the Board of Directors; (h) otherwise, directly or indirectly, alone or in concert with others, seek to influence or control the management, Board of Directors or policies of the Company; or (i) make any public announcement with respect to any of the foregoing.

You also agree that in addition to any other rights and remedies available at law or in equity the Company shall be entitled to equitable relief (without posting bond or other security and without proving actual damages), including injunction, and reasonable attorneys' fees, in the event of any breach of the provisions of this letter agreement.

You irrevocably consent to the exclusive jurisdiction of the courts of the State of Minnesota and of the U.S. District for the District of Minnesota for any actions or proceedings arising from or related to the matters set forth in this letter and agree that service of process by United States certified mail, return receipt requested, expedited delivery service (e.g. Federal Express), or personal service, to the address set forth above shall be effective with respect to any such action or proceeding.

Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that, other than those set forth in a definitive agreement between the Company and you, if any, neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that, other than those set forth in a definitive agreement between the Company and you, if any, neither the Company nor its representatives or advisors shall have any liability to you or any of your lenders, prospective lenders, representatives or advisors resulting from the use of the Evaluation Material.

At any time upon the Company's request or in the event that you do not proceed with the negotiation of the transaction which is the subject of this letter within a reasonable time, you shall promptly redeliver to the Company all written Evaluation Material or any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your advisors based on the information in the Evaluation Material shall be promptly destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction.

The Evaluation Material shall remain the property of the Company. You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever to enter into such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of the parties' respective directors, officers, employees, agents or any other representatives or advisors. However, the agreements herein set forth are and shall remain in full force and effect during the period(s) set forth herein. The provisions set forth in this letter agreement, including without limitation, this paragraph, may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such provisions.


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Funco, Inc.
April 21, 1999
Page 4

You understand and acknowledge that the Company is free to engage in any negotiations whatsoever and with any parties whatsoever for any potential transaction involving the Company or any of its assets without notice to you. The Company hereby informs you that it has made no determination to enter into any transaction referred to in the first paragraph of this letter.

No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.

In the event that you are requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Evaluation Material, you agree to notify the Company promptly of such requests(s) and the documents requested thereby so that the Company may seek an appropriate protective order and/or waive in writing your compliance with the provisions of this Agreement. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder, you are nonetheless, in the opinion of your counsel, compelled to disclose such Evaluation Material or else stand liable for contempt or suffer other censure or penalty from any tribunal or governmental or similar authority, you may disclose such information without liability hereunder, provided, however, that you shall give the Company written notice of the information to be so disclosed as far in advance of its disclosure as is practicable and shall use reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Company designates.

You agree that you will have no discussion, correspondence, or other contact concerning the Company or its securities or any transaction with or concerning the Company or its securities except with the management of the Company and its designated representatives, or except as otherwise contemplated by this letter agreement. It is further acknowledged and agreed that each party reserves the right, in its sole and absolute discretion, to reject any or all proposals and to refuse to enter into or to terminate discussions and negotiations with, or directly or indirectly involving, the other party at any time and shall not be obligated to enter into any definitive agreement with the other.

You understand and agree that, without the prior written consent of the Company, you and your subsidiaries, directors, officers, employees, agents and advisors will not, directly or indirectly, in any manner, request, induce or influence any employee of the Company to leave his or her employment with the Company or its affiliates, for a period commencing on the date hereof and terminating two
(2) years after the date hereof. For purposes of this agreement, "affiliate" shall be defined in accordance with 17 CFR ss.210.1-02(b).

You represent and warrant to us that, except as set forth on Exhibit A attached hereto, you do not own beneficially or of record, directly or indirectly, any voting securities of the Company and, to the best of your knowledge, your affiliates do not own beneficially or of record, directly or indirectly, in the aggregate more than 1% of the outstanding voting securities of the Company.

This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without giving effect to the principle of conflict of laws thereof.


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Funco, Inc.
April 21, 1999
Page 5


This letter agreement may be executed in one or more counterparts, each of which shall be an original with the same effect as if the signatures thereto were upon one instrument.

Very truly yours,

FUNCO, INC. BY WILLIAM BLAIR & COMPANY,
ITS AUTHORIZED REPRESENTATIVE

By:     /s/ Mitchell L. Marcus
Name:   Mitchell L. Marcus
Title:  Associate

Confirmed and Agreed to:

BABBAGE'S ETC. LLC

By:     /s/ R. Richard Fontaine
Name:   R. Richard Fontaine
Title:  CEO